Exhibit 99.1
CONTACT: Kirk Feiler, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-0195

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2019 RESULTS

NEW ALBANY, OHIO, March 16, 2020 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or "CVG") (NASDAQ: CVGI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2019.

	Full Year		Fourth Quarter
( $ in millions except EPS)	2019	2018 (restated)	2019	2018 (restated)
Revenues	$901.2	$897.7	$189.5	$223.6
Operating Income	$40.6	$62.9	$(4.3)	$13.4
Net Income (Loss)	$15.8	$41.5	$(7.5)	$8.1
Basic EPS (Loss)	$0.52	$1.37	$(0.24)	$0.27
Diluted EPS (Loss)	$0.51	$1.36	$(0.24)	$0.26

“The strong growth in the North American heavy- and medium-duty truck markets experienced in 2018 and early 2019 fell off substantially in the fourth quarter. This dynamic was exacerbated by declines in the global construction market, and as a result, weighed heavily on our 2019 results. In response to weakening end markets, in the fourth quarter, we took proactive steps to align the business to the lower production levels. In total, the Company’s restructuring actions are expected to reduce operating costs by $5 to $7 million annually once fully implemented by early 2021. As we have noted in the past, the speed at which business contraction effects our OEM customers creates challenges in flexing our workforce. However, we have a demonstrated ability to scale our business to volume changes and we anticipate more normal conversion rates as we proceed through 2020,” commented Patrick Miller, President and Chief Executive Officer.

“Our strategy to diversify our end market exposure and accelerate growth in alignment with favorable macro-economic trends in electronics and electrification is underscored by our recent acquisition of FSE, which has been performing as we anticipated. Furthermore, this strategy should aid in mitigating the impact of end market cyclicality on our Company. We plan to maintain our investments in our Electrical Systems segment, which is made possible in part by the cost saving actions we are taking across the business,” Mr. Miller concluded.

Tim Trenary, Chief Financial Officer, stated, “We began implementing the restructuring initiatives in the fourth quarter of 2019 and are well under way. Pre-tax costs associated with these actions are expected to total $6 to $8 million, driven in large part by employee-related separation costs and other costs associated with the transfer of production, and subsequent closure of facilities. Approximately $3 million of pre-tax costs related to these actions was incurred in the fourth quarter of 2019, with the remaining $3 to $5 million to be incurred in 2020. As we head into 2020, we continue to focus on cost reduction actions intended to mitigate the challenges in this market environment.”

Consolidated Results

Restatement of Financial Statements

On March 12, 2020, the Audit Committee of the Board of Directors of the Company, after considering the recommendations of management, and discussing such recommendations with outside SEC counsel and KPMG LLP, the Company's independent registered public accounting firm, concluded that our audited consolidated financial statements as of and for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our unaudited consolidated financial statements as of and for the quarterly periods ended March 31, 2019 and 2018, June 30, 2019 and 2018, and September 30, 2019 and 2018, included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, should no longer be relied upon due to misstatements (the "restatement").

With respect to the impact of the restatement on the Consolidated Statements of Operations for 2018 and for the nine months ended September 30, 2019, cost of revenues were understated by $3.9 million and $4.6 million, respectively, net income was overstated by $3.0 million and $3.5 million, respectively, and diluted earnings per share was overstated by $0.10 and $0.11, respectively. Total Assets in the Consolidated Balance Sheets as of December 31, 2018 and as of September 30, 2019 were overstated by $5.4 million and $9.0 million, respectively. Costs relating to an independent investigation, which is complete, arising from the restatement referenced above are estimated to be $3 million and were incurred in the first quarter of 2020. For additional information relating to the restatement see Note 2, Restatement of Previously Issued Consolidated Financial Statements of the Notes to the Consolidated Financial Statements, and Note 19, Quarterly Financial Data (Unaudited), included within the Annual Report on Form 10-K for fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission contemporaneously with this release.

Fourth Quarter 2019 Results

•
Revenues in the fourth quarter of 2019 were $189.5 million compared to $223.6 million in the prior year period, a decrease of 15.3 percent primarily resulting from a decrease in heavy-duty truck production in North America and the construction equipment markets we serve, offset partially by $10.4 million of incremental revenue from the FSE Acquisition. Foreign currency translation adversely impacted fourth quarter revenues by $0.7 million, or 0.3 percent.

•
Operating loss was $4.3 million in the fourth quarter of 2019 compared to operating income of $13.4 million in the prior year period. The decrease period-over-period is due primarily to the lower volumes, inflationary pressure on material and labor costs, and operating inefficiencies as a result of the sharp decline in end market volumes during the quarter. The fourth quarter of 2019 results include employee separation costs and charges associated with manufacturing capacity rationalization (the "Restructuring Initiatives") that began in 2019 totaling $3.0 million. These restructuring initiatives are expected to mitigate the impact of lower production volumes in 2020. In addition, the statutorily higher minimum wage in Mexico, a troubled supplier and costs associated with manufacturing investments adversely impacted results in the fourth quarter of 2019 by approximately $1.0 million.

•	Net loss in the fourth quarter of 2019 was $7.5 million, or $0.24 per diluted share, compared to a net income of $8.1 million, or $0.26 per diluted share, in the prior year period.

Fiscal Year 2019 Results

•
Revenues in fiscal year 2019 were $901.2 million compared to $897.7 million in the prior year, an increase of 0.4 percent reflecting modest increases in North American heavy-duty truck production and the impact of the FSE acquisition, offset partially by declines in the global construction equipment markets we serve. Foreign currency translation adversely impacted 2019 revenues by $10.4 million, or 1.2 percent.

•
Operating income in fiscal year 2019 was $40.6 million compared to $62.9 million in the prior year. The decrease period-over-period is primarily attributable to the inflationary pressure on material and labor costs, and operating inefficiencies as a result of the sharp decline in end market volumes during the fourth quarter. Fiscal year 2019 results include charges of $3.0 million related to the Restructuring Initiatives. In addition, the statutorily higher minimum wage in Mexico, costs associated with a troubled supplier and costs associated with manufacturing investments adversely impacted 2019 results by approximately $7.2 million.

•
Interest and other expense was $19.1 million and $13.4 million for the years ended 2019 and 2018, respectively. The increase is primarily a result of the mark-to-market impact on our interest rate swap agreement, which resulted in a $1.9 million non-cash charge in fiscal 2019 and a $0.8 million gain in the prior year period. In addition, 2019 results include a $2.5 million non-cash charge associated with the early payout of benefits to employees with deferred vested balances in the U.S. defined benefit pension plan.

•	Net income was $15.8 million in fiscal year 2019, or $0.51 per diluted share, compared to $41.5 million, or $1.36 per diluted share, in fiscal year 2018.

At December 31, 2019, the Company had liquidity of $94.6 million; $39.5 million of cash and $55.1 million availability from our asset based revolver. There were no borrowings under our asset based revolver at December 31, 2019.

Segment Results

Electrical Systems Segment

Fourth Quarter 2019 Results

•
Revenues for the Electrical Systems Segment were $113.9 million in the fourth quarter of 2019 compared to $127.0 million in the prior year period, a decrease of 10.3 percent primarily resulting from a decrease in heavy-duty truck production in North America and the construction equipment markets, offset partially by $10.4 million of incremental revenue from the FSE Acquisition. Foreign currency translation adversely impacted fourth quarter 2019 revenues by $0.3 million, or 0.3 percent.

•
Operating income in the fourth quarter of 2019 was $1.1 million compared to $12.3 million in the prior year period. The decrease period-over-period is primarily attributable to the lower volumes, inflationary pressure on material and labor costs, and operating inefficiencies as a result of the sharp decline in end market volumes during the quarter. The fourth quarter of 2019 results include charges of $2.2 million associated with the Restructuring Initiatives. In addition, the fourth quarter of 2019 results were adversely impacted by the statutorily higher minimum wage in Mexico of approximately $0.3 million, costs associated with a troubled supplier of approximately $0.5 million, and costs associated with manufacturing investments in our global wire harness and North American trim businesses of approximately $0.2 million.

Fiscal Year 2019 Results

•
Revenues for the Electrical Systems Segment were $530.9 million in fiscal year 2019 compared to $512.8 million in the prior year, an increase of 3.5 percent reflecting modest increases in North American heavy-duty truck production and the impact of the FSE acquisition, offset partially by declines in the global construction equipment markets we serve. Foreign currency translation adversely impacted 2019 revenue by $3.7 million, or 0.7 percent.

•
Operating income in fiscal year 2019 was $42.8 million compared to $55.0 million in the prior year. The decrease period-over-period is primarily attributable to the inflationary pressure on material and labor costs, and operating inefficiencies as a result of the sharp decline in end market volumes during the fourth quarter. Fiscal year 2019 results include charges of $2.2 million associated with the Restructuring Initiatives. Furthermore, the fiscal 2019 results were adversely impacted by the statutorily higher minimum wage in Mexico of approximately $2.3 million, costs associated with a troubled supplier of approximately $3.1 million, and costs associated with manufacturing investments in our global wire harness and North American trim businesses of approximately $1.8 million.

Global Seating Segment

Fourth Quarter 2019 Results

•
Revenues for the Global Seating Segment were $76.5 million in the fourth quarter of 2019 compared to $99.3 million in the prior year period, a decrease of 22.9 percent primarily resulting from a decrease in heavy-duty truck production in North America and the construction equipment markets we serve. Foreign currency translation adversely impacted fourth quarter 2019 revenues by $0.4 million, or 0.4 percent.

•
Operating loss was $0.6 million in the fourth quarter of 2019 compared to operating income of $7.0 million in the prior year period. The decrease period-over-period is primarily attributable to the lower volumes, inflationary pressure on material and labor costs, and operating inefficiencies as a result of the sharp decline in end market volumes during the quarter. The fourth quarter of 2019 results include charges of $0.5 million associated with the Restructuring Initiatives.

Fiscal Year 2019 Results

•
Revenues for the Global Seating Segment were $381.5 million in fiscal year 2019 compared to $397.5 million in the prior year, a decrease of 4.0 percent primarily resulting from declines in the global construction markets we serve, offset partially by modest increases in heavy-duty truck production in North America. Foreign currency translation adversely impacted 2019 revenue by $6.7 million, or 1.7 percent.

•
Operating income was $24.2 million in fiscal year 2019 compared to $31.2 million in the prior year. The decrease year-over-year is primarily attributable to the lower volumes, inflationary pressure on material and labor costs, and operating inefficiencies as a result of the sharp decline in end market volumes during the fourth quarter. The fiscal 2019 results include charges of $0.5 million associated with the Restructuring Initiatives.

2020 Outlook

Management estimates that 2020 North American Class 8 truck production may decline by 35% to 42% (to 200,000 to 225,000 production units), North American Class 5-7 production may decline by 15% to 20%, and the construction markets the Company serves in North America, Europe and Asia Pacific may decline by 10 to 15%.

Additionally, while we experienced unplanned downtime during the first quarter in our China operation due to the COVID-19 virus, we have seen steady improvements in our ability to produce in that operation and are currently operating at approximately 70% of expected levels. Due to inventory levels built prior to the Chinese New Year, sales losses in the first quarter have been immaterial and early indications are that the customers intend to make up lost production throughout the year. In other regions, the situation is dynamic. We are implementing preventative measures where possible while monitoring conditions closely.

Conference Call

A conference call to discuss the contents of this press release is scheduled for Tuesday, March 17, 2020, at 8:00 a.m. ET. To participate, dial (833) 235-5650 using conference code 1378049.

The call is being webcast. The webcast, as well as a supplemental earnings presentation, can be accessed through the "Investors" section of Commercial Vehicle Group's web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (800) 585-8367 using access code 1378049.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including the medium- and heavy-duty truck, medium-and heavy-construction vehicle, military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (ii) future financial restatements affecting the company; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) the Company's ability to develop or successfully introduce new products; (v) risks associated with conducting business in foreign countries and currencies; (vi) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (vii) the Company’s failure to complete or successfully integrate strategic acquisitions and the impact of such acquisitions on business relationships; (viii) the Company’s ability to recognize synergies from the reorganization of the segments; (ix) the Company’s failure to successfully manage any divestitures; (x) the impact of changes in governmental regulations on the Company's customers or on its business; (xi) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (xii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xiii) the Company’s ability to comply with the financial covenants in its debt facilities; (xiv) fluctuation in interest rates or change in the reference interest rate relating to the Company’s debt facilities; (xv) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives and address rising labor and material costs; (xvi) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xvii) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xviii) changes to domestic manufacturing initiatives; (xix) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business (xx) security breaches and other disruptions that could compromise our information systems; (xxi) the impact of disruptions in our supply chain or delivery chains; (xxii) litigation against us; (xxiii) the impact of health epidemics or widespread outbreak of contagious disease; and (xxiv) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2019. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	2019	2018 (restated)
ASSETS
Current Assets:
Cash	$39,511	$70,913
Accounts receivable, net of allowances of $4,634 and $5,139, respectively	115,099	133,935
Inventories	82,872	92,359
Other current assets	18,490	12,080
Total current assets	255,972	309,287
Property, plant and equipment, net of accumulated depreciation of $154,939 and $142,560, respectively	73,686	64,101
Operating lease right-of-use asset, net	34,960	—
Goodwill	27,816	7,576
Intangible assets, net of accumulated amortization of $11,440 and $9,568, respectively	25,258	12,800
Deferred income taxes, net	14,654	16,341
Other assets	3,480	2,583
TOTAL ASSETS	$435,826	$412,688
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$63,058	$86,645
Current operating lease liabilities	7,620	—
Accrued liabilities and other	32,673	36,969
Current portion of long-term debt	3,256	9,102
Total current liabilities	106,607	132,716
Long-term debt	153,128	154,656
Long-term operating lease liabilities	29,414	—
Pension and other post-retirement liabilities	10,666	12,065
Other long-term liabilities	7,323	3,655
Total liabilities	307,138	303,092
Stockholders’ Equity:
Common stock, $.01 par value (60,000,000 shares authorized; 30,801,255 and 30,512,843 shares issued and outstanding, respectively)	323	318
Treasury stock, at cost: 1,464,392 and 1,334,251 shares, respectively	(11,230)	(10,245)
Additional paid-in capital	245,852	243,007
Retained deficit	(60,307)	(76,013)
Accumulated other comprehensive loss	(45,950)	(47,471)
Total stockholders’ equity	128,688	109,596
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$435,826	$412,688

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018 (as restated)	2019	2018 (as restated)

Revenues	$189,485	$223,602	$901,238	$897,737
Cost of Revenues	179,317	194,354	796,101	772,817
Gross Profit	10,168	29,248	105,137	124,920
Selling, General and Administrative Expenses	13,571	15,503	62,549	60,679
Amortization Expense	872	320	1,952	1,300
Operating (Loss) Income	(4,275)	13,425	40,636	62,941
Interest and Other Expense	3,394	4,960	19,080	13,365
(Loss) Income Before Provision for Income Taxes	(7,669)	8,465	21,556	49,576
Provision for Income Taxes	(135)	367	5,778	8,087
Net (Loss) Income	$(7,534)	$8,098	$15,778	$41,489

Earnings (Loss) per Common Share:
Basic	$(0.24)	$0.27	$0.52	$1.37
Diluted	$(0.24)	$0.26	$0.51	$1.36

Weighted Average Shares Outstanding:
Basic	30,758	30,447	30,602	30,277
Diluted	30,758	30,543	30,823	30,587

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION (Unaudited)
(Amounts in thousands)

	For the three months ended December 31,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2019	2018 (restated)	2019	2018	2019	2018 (restated)	2019	2018 (restated)
Revenues
External Revenues	$113,013	$125,068	$76,472	$98,534	$—	$—	$189,485	$223,602
Intersegment Revenues	888	1,981	20	716	(908)	(2,697)	—	—
Total Revenues	$113,901	$127,049	$76,492	$99,250	$(908)	$(2,697)	$189,485	$223,602
Gross Profit	$5,780	$16,527	$4,405	$12,719	$(17)	$1	$10,168	$29,247
Selling, General & Administrative Expenses	$3,961	$4,066	$4,870	$5,562	$4,740	$5,869	$13,571	$15,497
Amortization Expense	$739	$187	$133	$132	$—	$—	$872	$319
Operating Income (Loss)	$1,080	$12,274	$(598)	$7,025	$(4,757)	$(5,868)	$(4,275)	$13,431

	For the twelve months ended December 31,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2019	2018 (restated)	2019	2018	2019	2018 (restated)	2019	2018 (restated)
Revenues
External Revenues	$522,484	$503,717	$378,754	$394,020	$—	$—	$901,238	$897,737
Intersegment Revenues	8,417	9,037	2,794	3,481	(11,211)	(12,518)	—	—
Total Revenues	$530,901	$512,754	$381,548	$397,501	$(11,211)	$(12,518)	$901,238	$897,737
Gross Profit	$60,008	$71,104	$45,201	$54,231	$(72)	$(415)	$105,137	$124,920
Selling, General & Administrative Expenses	$15,815	$15,390	$20,429	$22,433	$26,305	$22,856	$62,549	$60,679
Amortization Expense	$1,415	$747	$537	$553	$—	$—	$1,952	$1,300
Operating Income	$42,778	$54,967	$24,235	$31,245	$(26,377)	$(23,271)	$40,636	$62,941